Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES FIRST QUARTER FISCAL 2021 RESULTS

HILLIARD, Ohio – (August 6, 2020) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and on-site septic waste water industries today announced financial results for the first quarter ended June 30, 2020.

First Quarter Fiscal 2021 Results

•	Net sales increased 22.9% to $508.6 million
•	Net income increased to $70.7 million, compared to a net loss of $227.5 million in the prior year
•	Adjusted EBITDA (Non-GAAP) increased 98.6% to $159.5 million
•	Cash provided by operating activities increased 112.8% to $133.7 million
•	Free cash flow (Non-GAAP) increased 132.4% to $123.4 million

Scott Barbour, President and Chief Executive Officer of ADS commented, “We had a strong start to fiscal 2021 as demand and business activity remained stable overall in the first quarter, with underlying variability by geography and end market. Strong performance in key growth states like the Carolinas, Florida, the Southeast and Utah was partially offset early in the quarter by states that reduced construction activity due to the COVID pandemic. Additionally, we experienced a strong selling season in the domestic Agriculture market with 36% growth in the first quarter. As a whole, ADS benefitted from our national presence as well as our geographic and end market exposure, including the increased exposure to the Residential end market that Infiltrator provides.”

Barbour continued, “We also achieved record profitability in the first quarter. Organic* Adjusted EBITDA margin increased 830 basis points driven by favorable material cost, lower manufacturing and transportation costs driven by our operational initiatives, contributions from the proactive cost mitigation steps announced in March, and leverage from the sales growth in both pipe and Allied products. Consolidated Adjusted EBITDA margin increased 1200 basis points including the impact of the Infiltrator acquisition announced August 1, 2019. Infiltrator achieved record profitability in the quarter due to favorable material costs, the impact from our synergy programs and continued execution of their proven business model.”

Barbour concluded. “The second quarter continues similarly to the first quarter at both ADS and Infiltrator. Our order book, project tracking, book to bill ratio and backlog all remain positive year-over-year. We expect the normal seasonal patterns to apply as the year progresses. However, uncertainties exist regarding the future market environment. Disciplined execution and focusing on the basics are particularly important in the current market environment and we will be focused on these as we build on our strong start to fiscal 2021.”

First Quarter Fiscal 2021 Results

Net sales increased $94.9 million, or 22.9%, to $508.6 million, as compared to $413.7 million in the prior year. Domestic pipe sales increased $11.5 million, or 4.4%, to $273.7 million. Domestic allied products & other sales increased $4.7 million, or 4.2%, to $116.9 million. These increases were driven by growth in both the U.S. construction and agriculture end markets. Infiltrator Water Technologies contributed an additional $102.2 million to net sales in the quarter.

Gross profit increased $250.7 million to $188.5 million as compared to ($62.2) million in the prior year. The prior year gross profit includes $168.6 million of ESOP special dividend compensation expense. The remaining increase is primarily due to the acquisition of Infiltrator Water Technologies, favorable material cost, an increase in operational efficiency and increases in both pipe and allied product sales.

Adjusted EBITDA (Non-GAAP) increased $79.2 million, or 98.6%, to $159.5 million, as compared to $80.3 million in the prior year. The increase is primarily due to the factors mentioned above. Infiltrator Water Technologies contributed an additional $42.0 million to Adjusted EBITDA in the quarter. As a percentage of net sales, Adjusted EBITDA was 31.4% as compared to 19.4% in the prior year.

*Organic growth (Non-GAAP) excludes net sales growth from Infiltrator Water Technologies.

Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA and Free Cash Flow have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Balance Sheet and Liquidity

Net cash provided by operating activities increased $70.9 million, or 112.8%, to $133.7 million, as compared to $62.8 million in the prior year, primarily due to the increase in profitability. Free cash flow (Non-GAAP) increased $70.3 million, or 132.4%, to $123.4 million, as compared to $53.1 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $870.4 million as of June 30, 2020, a decrease of $117.6 million from March 31, 2020.

ADS had total liquidity of $524 million, comprised of cash of $235 million as of June 30, 2020 and $289 million of availability under committed credit facilities. As of June 30, 2020, the Company’s leverage ratio was 1.9 times on a trailing-twelve-month, proforma basis (2.0 times on a reported basis).

Fiscal 2021 Outlook

ADS continues to carefully monitor the pandemic and the impact on its business. However, given the market uncertainty, the Company is currently unable to predict the extent to which the pandemic will impact future operations and financial results and therefore is not issuing financial guidance at this time. In fiscal 2021, capital expenditures are expected to be in the range of $60 million to $65 million.

Webcast Information

Participants may Register Here for this conference call or copy and paste the following text into your browser: http://www.directeventreg.com/registration/event/5793176. After registering, participants will receive a confirmation through email, including dial in details and unique conference call codes for entry. Registration is open through the live call. To ensure participants are connected for the full call, please register at least 10 minutes before the start of the call. The live webcast will also be accessible via the "Events Calendar” section of the Company’s Investor Relations website, www.investors.ads-pipe.com. An archived version of the webcast will be available for one year following the call.

About the Company

Advanced Drainage Systems is a leading provider of innovative water management solutions in the stormwater and on-site septic wastewater industries, providing superior drainage solutions for use in the construction and agriculture marketplace. For over 50 years, the Company has been manufacturing a variety of innovative and environmentally friendly alternatives to traditional materials. Its innovative products are used across a broad range of end markets and applications, including non-residential, residential, infrastructure and agriculture applications. The Company has established a leading position in many of these end markets by leveraging its national sales and distribution platform, overall product breadth and scale and manufacturing excellence. Founded in 1966, the Company operates a global network of approximately 60 manufacturing plants and 30 distribution centers. To learn more about ADS, please visit the Company’s website at www.ads-pipe.com.

Forward Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; volatility in general business and economic conditions in the markets in which we operate, including the adverse impact on the U.S. and global economy of the COVID-19 global pandemic, and the impact of COVID-19 in the near, medium and long-term on our business, results of operations, financial position, liquidity or cash flows, and other factors relating to availability of credit, interest rates, fluctuations in capital and business and consumer confidence; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets, including competition from both manufacturers of high performance thermoplastic corrugated pipe and manufacturers of products using alternative materials; uncertainties surrounding the integration of acquisitions and similar transactions, including the acquisition of Infiltrator Water Technologies and the integration of Infiltrator Water Technologies; our ability to realize the anticipated benefits from the acquisition of Infiltrator Water Technologies; risks that the acquisition of Infiltrator Water Technologies and related transactions may involve unexpected costs, liabilities or delays;

our ability to continue to convert current demand for concrete, steel and polyvinyl chloride (“PVC”) pipe products into demand for our high performance thermoplastic corrugated pipe and Allied Products; the effect of any claims, litigation, investigations or proceedings; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; our ability to remediate the material weakness in our internal control over financial reporting, including remediation of the control environment for our joint venture affiliate ADS Mexicana, S.A. de C.V.; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets, including risks associated with new markets and products associated with our recent acquisition of Infiltrator Water Technologies; our ability to achieve the acquisition component of our growth strategy; the risk associated with manufacturing processes; our ability to manage our assets; the risks associated with our product warranties; our ability to manage our supply purchasing and customer credit policies; the risks associated with our self-insured programs; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to project product mix; the risks associated with our current levels of indebtedness, including borrowings under our existing credit agreement and outstanding indebtedness under our existing senior notes; fluctuations in our effective tax rate; our ability to meet future capital requirements and fund our liquidity needs; the risk that additional information may arise that would require the Company to make additional adjustments or revisions or to restate the financial statements and other financial data for certain prior periods and any future periods; any delay in the filing of any filings with the Securities and Exchange Commission (“SEC”); the review of potential weaknesses or deficiencies in the Company’s disclosure controls and procedures, and discovering weaknesses of which we are not currently aware or which have not been detected; additional uncertainties related to accounting issues generally; and the other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For more information, please contact:

Michael Higgins

VP, Corporate Strategy & Investor Relations

(614) 658-0050

Mike.Higgins@ads-pipe.com

Financial Statements

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended
	June 30,
(Amounts in thousands, except per share data)	2020	2019
Net sales	$508,639	$413,708
Cost of goods sold	320,136	307,256
Cost of goods sold - ESOP special dividend compensation	-	168,610
Gross profit	188,503	(62,158)
Operating expenses:
Selling	28,160	26,365
General and administrative	33,616	31,433
Selling, general and administrative - ESOP special dividend compensation	-	78,142
Loss on disposal of assets and costs from exit and disposal activities	1,647	707
Intangible amortization	17,982	1,542
Income (loss) from operations	107,098	(200,347)
Other expense:
Interest expense	9,970	5,264
Derivative loss (gains) and other expense (income), net	(567)	(96)
(Loss) income before income taxes	97,695	(205,515)
Income tax (benefit) expense	27,200	22,370
Equity in net (income) loss of unconsolidated affiliates	(173)	(434)
Net income (loss)	70,668	(227,451)
Less: net income attributable to noncontrolling interest	202	(1,095)
Net income (loss) attributable to ADS	70,466	(226,356)
Dividends to redeemable convertible preferred stockholders	(1,366)	(6,841)
Dividends paid to unvested restricted stockholders	(2)	(328)
Net income (loss) available to common stockholders and participating securities	69,098	(233,525)
Undistributed income allocated to participating securities	(11,242)	-
Net income (loss) available to common stockholders	$57,856	$(233,525)

Weighted average common shares outstanding:
Basic	69,380	57,576
Diluted	70,126	57,576
Net income per share:
Basic	$0.83	$(4.06)
Diluted	$0.83	$(4.06)
Cash dividends declared per share	$0.09	$1.09

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of
(Amounts in thousands)	June 30, 2020	March 31, 2020
ASSETS
Current assets:
Cash	$235,210	$174,233
Receivables, net	241,830	200,028
Inventories	239,239	282,398
Other current assets	13,085	9,552
Total current assets	729,364	666,211
Property, plant and equipment, net	477,100	481,380
Other assets:
Goodwill	598,200	597,819
Intangible assets, net	537,457	555,338
Other assets	72,910	69,140
Total assets	$2,415,031	$2,369,888
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$7,963	$7,955
Current maturities of finance lease obligations	19,586	20,382
Accounts payable	96,654	106,710
Other accrued liabilities	105,148	101,116
Accrued income taxes	29,550	2,050
Total current liabilities	258,901	238,213
Long-term debt obligations, net	1,037,470	1,089,368
Long-term finance lease obligations	40,611	44,501
Deferred tax liabilities	173,270	175,616
Other liabilities	40,266	37,608
Total liabilities	1,550,518	1,585,306
Mezzanine equity:
Redeemable convertible preferred stock	269,529	269,529
Deferred compensation — unearned ESOP shares	(19,605)	(22,432)
Total mezzanine equity	249,924	247,097
Stockholders’ equity:
Common stock	11,557	11,555
Paid-in capital	839,765	827,573
Common stock in treasury, at cost	(10,853)	(10,461)
Accumulated other comprehensive loss	(32,494)	(35,325)
Retained (deficit) earnings	(205,669)	(267,619)
Total ADS stockholders’ equity	602,306	525,723
Noncontrolling interest in subsidiaries	12,283	11,762
Total stockholders’ equity	614,589	537,485
Total liabilities, mezzanine equity and stockholders’ equity	$2,415,031	$2,369,888

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Three Months Ended June 30,
(Amounts in thousands)	2020	2019
Cash Flow from Operating Activities
Net (loss) income	$70,668	$(227,451)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,781	16,694
Deferred income taxes	(2,357)	2,191
Loss on disposal of assets and costs from exit and disposal activities	1,647	707
ESOP and stock-based compensation	12,462	7,425
ESOP special dividend compensation	-	246,752
Amortization of deferred financing charges	98	174
Fair market value adjustments to derivatives	(1,082)	1,789
Equity in net (income) loss of unconsolidated affiliates	(173)	(434)
Other operating activities	269	(2,880)
Changes in working capital:
Receivables	(42,093)	(44,494)
Inventories	44,140	34,803
Prepaid expenses and other current assets	(3,520)	(3,089)
Accounts payable, accrued expenses, and other liabilities	17,893	30,653
Net cash provided by operating activities	133,733	62,840
Cash Flows from Investing Activities
Capital expenditures	(10,295)	(9,723)
Other investing activities	435	(13)
Net cash used in investing activities	(9,860)	(9,736)
Cash Flows from Financing Activities
Payments on syndicated Term Loan Facility	(1,750)	-
Payments on Revolving Credit Agreement	(50,000)	-
Proceeds from PNC Credit Agreement	-	137,400
Payments on PNC Credit Agreement	-	(115,600)
Payments on capital lease obligations	(5,700)	(6,047)
Cash dividends paid	(7,737)	(69,641)
Proceeds from exercise of stock options	2,239	1,513
Other financing activities	-	(258)
Net cash used in financing activities	(62,948)	(52,633)
Effect of exchange rate changes on cash	52	(5)
Net change in cash	60,977	466
Cash at beginning of period	174,233	8,891
Cash at end of period	$235,210	$9,357

Selected Financial Data

The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
	June 30, 2020			June 30, 2019
	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$273,652	$(1,845)	$271,807	$262,181	$—	$262,181
Infiltrator Water Technologies	102,153	(18,068)	84,085	—	—	—
International
International - Pipe	26,950	—	26,950	29,284	—	29,284
International - Allied Products	8,879	—	8,879	10,049	—	10,049
Total International	35,829	—	35,829	39,333	—	39,333
Allied Products & Other	116,918	—	116,918	112,194	—	112,194
Intersegment Eliminations	(19,913)	19,913	—	—	—	—
Total Consolidated	$508,639	$—	$508,639	$413,708	$—	$413,708

Employee Stock Ownership Plan (“ESOP”)

The Company established an ESOP to enable employees to acquire stock ownership in ADS in the form of redeemable convertible preferred shares (“preferred shares”). All preferred shares will be converted to common shares by plan maturity, which will be no later than March 2023. The ESOP’s conversion of preferred shares into common shares will have a meaningful impact on net income, net income per share and common shares outstanding. The common shares outstanding will be greater after conversion.

Net Income (Loss)

The impact of the ESOP on net (loss) income includes the ESOP deferred compensation attributable to the preferred shares allocated to employee accounts during the period, which is a non-cash charge to our earnings and not deductible for income tax purposes.

	Three Months Ended
	June 30,
(Amounts in thousands)	2020	2019
Net income (loss) attributable to ADS	$70,466	$(226,356)
ESOP deferred stock-based compensation	$6,863	$5,584
ESOP special dividend compensation	$-	$246,752

Common shares outstanding

The conversion of the preferred shares will increase the number of common shares outstanding. Preferred shares will convert to common shares at plan maturity, or upon retirement, disability, death or vested terminations over the life of the plan.

	Three Months Ended
	June 30,
(Shares in thousands)	2020	2019
Weighted average common shares outstanding - Basic	69,380	57,576
Conversion of preferred shares	16,585	17,468
Unvested restricted shares	2	42

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

This press release includes references to organic results, Adjusted EBITDA and Free Cash Flow, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash

Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.

EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.

Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income and Free Cash Flow to Cash Flow from Operating Activities, the most comparable GAAP measures, for each of the periods indicated.

Reconciliation of Segment Adjusted Gross Profit to Gross profit

	Three Months Ended
	June 30,
(Amounts in thousands)	2020	2019
Segment Adjusted Gross Profit
Pipe	$90,599	$57,493
International	11,408	9,227
Infiltrator Water Technologies	47,928	-
Allied Products & Other	60,468	57,187
Intersegment Elimination	(358)	-
Total Segment Adjusted Gross Profit	210,045	123,907
Depreciation and amortization	16,423	13,684
ESOP and stock-based compensation expense	4,939	3,771
ESOP special dividend compensation	-	168,610
COVID-19 related expenses	180	-
Total Gross Profit	$188,503	$(62,158)

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended
	June 30,
(Amounts in thousands)	2020	2019
Net income (loss)	$70,668	$(227,451)
Depreciation and amortization	35,781	16,694
Interest expense	9,970	5,264
Income tax expense	27,200	22,370
EBITDA	143,619	(183,123)
Loss on disposal of assets and costs from exit and disposal activities	1,647	707
ESOP and stock-based compensation expense	12,462	7,425
ESOP special dividend compensation	-	246,752
Transaction costs	656	4,245
Strategic growth and operational improvement initiatives	1,755	2,195
COVID-19 related expenses (a)	564	-
Other adjustments(b)	(1,233)	2,095
Adjusted EBITDA	$159,470	$80,296
(a)	Includes expenses directly related to our response to the COVID-19 pandemic, including adjustments to our pandemic pay program and expenses associated with our 3rd party crisis management vendor.
(b)

Includes derivative fair value adjustments, foreign currency transaction (gains) losses, the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting and executive retirement expense. The other adjustments in fiscal 2020 also includes expenses related to the ADS Mexicana’s investigation.

Reconciliation of Segment Adjusted EBITDA

	Three Months Ended
	June 30,
(Amounts in thousands)	2020	2019
Legacy ADS Adjusted EBITDA
Pipe Adjusted Gross Profit	$90,599	$57,493
International Adjusted Gross Profit	11,408	9,227
Allied Products & Other Adjusted Gross Profit	60,468	57,187
Unallocated corporate and selling expenses	(44,644)	(43,611)
Legacy ADS Adjusted EBITDA	117,831	80,296
Legacy Infiltrator Water Technologies Adjusted EBITDA
Infiltrator Water Technologies	47,928	-
Unallocated corporate and selling expenses	(5,931)	-
Legacy Infiltrator Water Technologies Adjusted EBITDA	$41,997	$-
Intersegment Eliminations	(358)	-
Consolidated Adjusted EBITDA	$159,470	$80,296

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Three Months Ended June 30,
(Amounts in thousands)	2020	2019
Net cash flow from operating activities	$133,733	$62,840
Capital expenditures	(10,295)	(9,723)
Free cash flow	$123,438	$53,117